Exhibit 99.1

Envestnet Provides Update on Fourth Quarter 2016 Financial Results

Chicago, IL — February 22, 2017 — Envestnet (NYSE: ENV), the leading provider of intelligent systems for wealth management and financial wellness, today announced that it will report its results for the fourth quarter and year ended December 31, 2016, upon the finalization of its financial statements.

Envestnet is currently working to finalize certain accounting matters, primarily related to potential state and local non-income tax obligations. In addition, the Company may conclude that certain control deficiencies exist in internal controls over financial reporting and may represent a material weakness over financial reporting as of December 31, 2016. The resolution of these matters may impact the timing of the filing of Envestnet’s Form 10-K for the year ended December 31, 2016.

Envestnet is working diligently to complete its financial statements and anticipates releasing its fourth quarter results and holding a conference call to discuss its fourth quarter 2016 results and 2017 outlook as soon as practicable.

The Company also updated its financial outlook for the fourth quarter ended December 31, 2016 as summarized below:

In Millions Except Adjusted EPS	Previous	Updated
GAAP:
AUM/A revenue	$92.5 - 93.5	$93.4 - 93.5
Subcription and licensing revenue	55.0 - 56.0	55.7 - 55.8
Professional services and other revenue	5.5 - 6.0	6.0 - 6.1
Revenues	$153.0 - 155.5	$155.1 - 155.5

Cost of revenues	$48.5 - 49.5	$48.2 - 48.3
Net Income	-	-

Diluted shares outstanding	45.0	44.8
Net Income per Diluted Share	-	-

Non-GAAP:
Adjusted Revenues(1)	$153.0 - 155.5	$155.6 - 156.0
Adjusted EBITDA(1)	29.0 - 30.0	30.1 - 30.5
Adjusted Net Income per Diluted Share(1)	$0.30	$0.32

Included in the Company’s adjusted revenues is approximately $0.5 million in acquired deferred revenue not recognizable under GAAP. The Company does not forecast net income and net income per share due to the unpredictable nature of various items adjusted for non-GAAP disclosure purposes, including the periodic GAAP income tax provision.

Included at the end of this press release are various operating metrics for the quarter and year ended December 31, 2016.

Neither the items included in the Company’s financial outlook above nor the operating metrics included below will be affected by any exposure to the potential state and local non-income tax obligations referred to above.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is the leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology enhances advisor productivity and strengthens the wealth management process. Envestnet empowers enterprises and advisors to more fully understand their clients and deliver better outcomes.

Envestnet enables financial advisors to better manage client outcomes and strengthen their practices. Institutional-quality research and advanced portfolio solutions are provided through Envestnet | PMC, our Portfolio Management Consultants group. Envestnet | Yodlee is a leading data aggregation and data analytics platform powering dynamic, cloud-based innovation for digital financial services. Envestnet | Tamarac provides leading rebalancing, reporting, and practice management software for advisors. Envestnet | Retirement Solutions provides retirement advisors with an integrated platform that combines leading practice management technology, research and due diligence, data aggregation, compliance tools, fiduciary solutions and intelligent managed account solutions.

More than 52,000 advisors and 2,500 companies including: 16 of the 20 largest U.S. banks, 38 of the 50 largest wealth management and brokerage firms, over 500 of the largest Registered Investment Advisers, and hundreds of Internet services companies, leverage Envestnet technology and services. Envestnet solutions enhance knowledge of the client, accelerate client on-boarding, improve client digital experiences, and help drive better outcomes for enterprises, advisors, and their clients.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under United States generally accepted accounting principles (GAAP), we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, accretion on contingent consideration, income tax provision (benefit), depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration, litigation related expense, foreign currency and related hedging activity, non-income tax adjustment, other (income) expense, impairment of equity method investment, loss allocation from equity method investment and loss attributable to non-controlling interest.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash interest expense, non-cash compensation expense, accretion on contingent consideration, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration, amortization of acquired intangibles,  litigation related expense, foreign currency and related hedging activity, non-income tax adjustment, other (income) expense, impairment of equity method investment, loss allocation from equity method investment and loss attributable to non-controlling interest. Reconciling items are presented gross of tax, and a normalized tax rate is applied to the total of all reconciling items to arrive at adjusted net income. The reconciling items, and resulting adjusted net income, are presented on a different basis than historically shown to eliminate the impact of quarterly volatility of the GAAP tax provision (benefit) on the Company’s adjusted earnings figures.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

Reconciliations are not provided for guidance on adjusted EBITDA, adjusted net income and adjusted net income per share, as the Company is unable to predict the amounts to be adjusted, such as the GAAP tax provision. The Company’s Non-GAAP Financial Measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance for the fourth quarter and full year of 2016, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, potential exposure to state and local non-income tax obligations; the impact of any inability to timely complete the Company’s audit of its financial statements and file its Form 10-K; the Company’s ability to remediate any material weaknesses in internal controls over financial reporting which may have contributed to any delay in completion of the Company’s financial statements and filing of its Form 10-K; difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial services industry, the impact of market and economic conditions on revenues, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on revenue, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, the Company’s ability to expand its relationships with existing customers, grow the number of customers and derive revenue from new offerings such as its data analytic solutions and market research services and premium FinApps, compliance failures, adverse judicial or regulatory proceedings against the Company, liabilities associated with potential, perceived or actual breaches of fiduciary duties and/or conflicts of interest, changes in laws and regulations, general economic conditions, political and regulatory conditions,  the impact of fluctuations in market conditions and interest rates on the demand for the Company’s products and services and the value of assets under management or administration, the impact of market conditions on the Company’s ability to issue debt and equity, the impact of fluctuations in interest rates on the Company’s cost of borrowing, the Company’s financial performance, the results of the Company’s investments in research and development, our data center and other infrastructure, the Company’s ability to maintain the security and integrity of its systems and facilities and to maintain the privacy of personal information, failure of the Company’s systems to work properly, the Company’s ability to realize operating efficiencies, the advantages of the Company’s solutions as compared to those of others, the failure to protect the Company’s intellectual property rights, the Company’s ability to establish and maintain intellectual property rights, the Company’s ability to retain and hire necessary employees and appropriately staff its, and management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release is as of February 22, 2017 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except accounts and advisors)

(unaudited)

	As of
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016

Platform Assets
Assets Under Management (AUM)	$92,559	$95,489	$96,700	$101,924	$105,178
Assets Under Administration (AUA)	197,177	207,537	220,690	231,831	241,682
Subtotal AUM/A	289,736	303,026	317,390	333,755	346,860
Licensing	561,699	576,988	685,952	721,690	748,125
Total Platform Assets	$851,435	$880,014	$1,003,342	$1,055,445	$1,094,985

Platform Accounts
AUM	490,471	498,449	503,147	519,717	545,130
AUA	807,708	904,373	935,870	961,590	994,583
Subtotal AUM/A	1,298,179	1,402,822	1,439,017	1,481,307	1,539,713
Licensing	2,176,068	2,237,427	4,304,645	4,394,670	4,558,883
Total Platform Accounts	3,474,247	3,640,249	5,743,662	5,875,977	6,098,596

Advisors
AUM/A	33,775	35,718	35,067	35,861	36,483
Licensing	13,553	13,675	16,081	16,191	17,852
Total Advisors	47,328	49,393	51,148	52,052	54,335

The following tables summarize the changes in AUM and AUA for the three months ended December 31, 2016:

In Millions Except Accounts	9/30/2016	Gross Sales	Redemptions	Net Flows	Market Impact	12/31/2016

Assets under Management (AUM)	$101,924	$9,916	$(6,635)	$3,281	$(27)	$105,178
Assets under Administration (AUA)	231,831	23,400	(15,890)	7,510	2,341	241,682
Total AUM/A	$333,755	$33,316	$(22,525)	$10,791	$2,314	$346,860

Fee-Based Accounts	1,481,307			58,406		1,539,713

The above AUM/A gross sales figures include $5.3 billion in new client conversions. The Company onboarded an additional $19.0 billion in licensing conversions during the fourth quarter, bringing total conversions for the quarter to $24.3 billion.

The following tables summarize the changes in AUM and AUA for the year ended December 31, 2016:

In Millions Except Accounts	12/31/2015	Gross Sales	Redemptions	Net Flows	Market Impact	12/31/2016

Assets under Management (AUM)	$92,559	$34,504	$(26,698)	$7,806	$4,813	$105,178
Assets under Administration (AUA)	197,177	84,253	(54,942)	29,311	15,194	241,682
Total AUM/A	$289,736	$118,757	$(81,640)	$37,117	$20,007	$346,860

Fee-Based Accounts	1,298,179			241,534		1,539,713

The above AUM/A gross sales figures include $17.1 billion in new client conversions. The Company onboarded an additional $137.4 billion in licensing conversions during 2016, bringing total conversions for the year to $154.5 billion.